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Exhibit 11

NATIONAL SERVICE INDUSTRIES, INC. AND SUBSIDIARIES

COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK
(In thousands, except per-share data)



                                                         THREE MONTHS ENDED
                                                            NOVEMBER 30
                                                         1994          1993


Primary:

  Weighted Average Number of Shares
    (determined on a monthly basis)                     49,244        49,562

  Net Income                                           $21,114       $19,172

  Primary Earnings per Share                             $ .43         $ .39


Fully Diluted:

  Weighted Average Number of Shares
    Outstanding                                         49,244        49,562

  Additional Shares Assuming Exercise of
    Options:
      Options exercised                                    978           746
      Treasury stock purchased with proceeds              (902)         (689)


  Average Common Shares Outstanding
     (as adjusted)                                      49,320        49,619

  Net Income                                           $21,114       $19,172

  Fully Diluted Earnings per Share                       $ .43         $ .39